Exhibit 10.11

August 25, 2004

Thomas E. Truman

Dear Thomas,

Congratulations! On behalf of Volterra, I am pleased to offer you the position of Business Development Manager and Strategic Account Manager reporting to Craig Teuscher.

Your compensation will be $5,192.31 bi-weekly ($ 135,000 per year), less payroll deductions and all required withholdings. You will be eligible to enroll in Volterras medical, dental, life, and vision plan benefits. You also will be able to participate in our 401(k) plan. Volterra offers Personal Time Off (PTO) and holidays. You will receive options on 25,000 shares of common stock pursuant to the Company’s stock option plan. Details about these benefit plans are available for your review.

As a Volterra employee, you will be expected to abide by Company rules and regulations, and sign and comply with a Proprietary Information and Inventions Agreement.

We both acknowledge that neither you, nor Volterra, has entered into a contract of employment, expressed or implied. Employment with Volterra is for an indefinite duration and may be terminated at the will of either the Company or the employee for any reason, which is not unlawful.

This offer sets forth the applicable terms and conditions of our offer of employment to you and supersede all prior agreements or by anyone, whether oral or written. In accordance with the Immigration and Control Act of 1986, you must be an American citizen or have legal authorization to work in the United States. In either case, verification is required before you can be placed on the Volterra payroll. Please give special attention to the “Employment Eligibility Verification” (1-9) forms, which need to be signed and witnessed on your first day of employment.

By agreeing to accept our offer of employment you are verifying that you are legally authorized to work unrestricted in the United States. (If there are limitations to your ability to legally work, please complete the section below.)

Limitations: (please explain completely)

Visa status: Type_Expiration Date

As part of our hiring process, on the first day of employment please bring a past pay stub.

Please sign and date one letter, and return it to me by September 1, 2004, if you wish to accept employment at Volterra, under the terms described above. You may keep one copy for your records.

I accept your offer as stated and will begin employment on 9/20/2004.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Please fax the offer letter to our private fax at 510-657-9056.

Sincerely,

/s/ Jeff Staszak
Jeff Staszak
Acting Director of People

ACCEPTED:

/s/ Thomas E. Truman
Thomas E. Truman

9/20/2004
Date